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                                  EXHIBIT 99.1
                       Press Release issued by Registrant,
                             dated December 14, 2001

                                  PRESS RELEASE

Orlando, Florida, December 14, 2001 --- U.S. Medical Group, Inc. announced today that Joseph P. Russell has been appointed as a member of the Board of Directors of the Company, and an independent Special Committee of the Board of Directors, to evaluate, among other things, a recent proposal by a shareholder group to acquire the Company. Mr. Russell has significant public company experience and previously served as Chief Financial Officer of Barney's Coffee & Tea Company, Inc. until recently. A certified public accountant, Russell has significant financial experience encompassing the review of all financial and legal aspects of a company.

         Russell graduated from the University of Central Florida with a Bachelor of Science in Business Administration in June 1980 and currently lives in Orlando with his family.

         This press release contains forward-looking statements of the Company within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, regarding a possible transaction by the Company. Consummation of any transaction would be subject to the conditions described above as well as other market conditions outside the Company's or acquiror's control. Actual events may differ materially from the statements included in this release. There can be no assurance that a definitive acquisition agreement will be executed and delivered, that acceptable financing will be arranged, or that the proposed transaction will be consummated. This press release does not constitute an offer of any securities for sale.